 Exhibit 10.3

Hangang Group-Hanbao Iron & Steel Co., Ltd
2250mm Hot Rolled Strip Units Construction Project
Supply Contract
English Summary/Translation

Contract No. XQ-ZG-GN-JRL-011

Date: January 16, 2008
The Buyer: Hanbao Iron & Steel Co., Ltd.
The Supplier: China GengSheng Minerals, Inc.

Pursuant to the laws and regulations of the People's Republic of China ("PRC"), and on the basis of agreement reached through comprehensive negotiations, the Buyer and the Supplier enter into and consent to be bound by this supply and sales contract (the "Contract") regarding the supplies of furnace bricks and related materials for 2500mm hot rolled strip units walking beam furnace.

1. Project Bidding Number: HBTJ0702zg025-sb

2. Products, description, and amounts:

Description	Specification	Quantity	Weight	Unit Price
		(Block)	(Tons)	(RMB/Ton)	Total RMB
Firebrick	N-1	168,960	606	1180	715,080
Firebrick	LZ-48	205,680	772	2500	1,142,570
Insulating Firebrick	NG-0.8	45,120	61.5	2280	153,750
Insulating Firebrick	Ng-1	199,089	340	3200	775,200
Insulating Firebrick	NG-0.6	153,789	158	1480	505,600
Refractory Mud			234	1200	280,800
Total					3,573,000
					(US$470,132)

3. Payment and Methods:

The total amount of contract is approximately US$ 470,132 (RMB 3,573,000). The Buyer will pay 20% of total amounts approximately US$ 93,421 (RMB 710,000) as the down payment within 15 days upon the effectiveness, another 40 % payment approximately US$ 188,158 (RMB 1,430,000) within 15 days upon the delivery of the materials to the buyer’s site, and the other 30% payment approximately US$ 142.105 (RMB 1,080,000) within 10 days upon the test operation and the balance of 10% approximately US$ 46,447 (RMB 353,000) will be held as the security and be paid within 15 days after 12- month warranty period is mature.

4. Delivery and Inspection:

4.1

The delivery shall be completed by February 15, 2008.

4.2

The Supplier shall be responsible for all the costs from any mistakes of delivery or any quality disparity caused by the supplier.

5. Technical Service:

5.1

The Supplier shall be responsible for providing all the technical support and assistance during the installation period.

5.2

The Supplier shall submit the bio of the on-site technicians 20 days upon the effectiveness of contract for the approval.

5.3

The Supplier shall be responsible for all the damages resulted from technicians’ mistakes during the contract period.

5.4

The Supplier shall be responsible for assigning at least two technicians for on-site services. The Buyer is eligible to request the increase of technicians when necessary.

6. Warrant & Claims:

6.1

The warranty period is 12 months upon the final inspection.

6.2

The Supplier shall be responsible all the costs for the repairs or exchanges of materials or any mistakes caused by the Supplier within 15 days upon the determination of mistakes.

6.3

The Buyer shall be eligible to deduct 5% of total sales amounts as penalty when any malfunctions and damages occurred during warranty period.

6.4

The Supplier shall expend the warranty period when any delays of repairs caused by the supplier during the warranty period. The Supplier shall also pay 5% of total repairs amounts as the violation compensation. The penalty amounts will not exceed 10 % of total amounts of purchase.

6.5

The warranty period shall be extended another 12 months upon the date of discovering factual damages caused by the Supplier.

6.6.

The Supplier shall pay penalty for the delays of delivery or installation caused by the Supplier:

(1)

Delay within 1-4 week, the supplier shall pay 0.5% of the total amounts of the products to be delivered.

(2)

Delay within 5-8 week, the supplier shall pay 1% of the total amounts of the products to be delivered.

(3)

Delay more than 9 weeks, the supplier shall pay 1.5 % of the total amounts of the products to be delivered.

The penalty amounts for the delays of delivery will not exceed 10 % of total amounts of contract. The Buyer is eligible to terminate the contract when the delays of materials delivery critically impair operations over 2 months.

6.7

The Supplier shall pay the penalty of 5% of the materials amounts, which are delayed to be delivered due to the violation of technical instructions.

7. Subcontract or Outsource:

The Supplier is not eligible to subcontract or outsource the supplies to fulfill this contract.

8. Force Majeure

8.1

Force majeure herein means natural disasters (earthquakes, hurricanes, and floods), wars, riots or other major upheaval. Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including.

8.2

The impacted party shall notify another party within 15 days when force majeure occurs and ends.

8.3

Both parties can re-negotiate the terms when the delays are expected to exceed 120 days due to the force majeure.

9. Effectiveness & Others:

This Contract will be effective upon the execution of both parties with the certification of contract stamp. This contract has two originals that are identical to one other held by each party. The contract will be duplicated six copies, which the Buyer holds four copies and the Supplier holds two copies.

10. Dispute Settlement:

Both parties shall settle the disputes via negotiations possibly. Either party can file the case under the jurisdiction of the local people's court where the buyer is located when the consensus cannot be reached. The losing party shall be responsible for all the suit expenses. The contract is still enforceable during the trial.

The Buyer	Hanbao Steel & Iron Co., Ltd	The Supplier	China GengSheng Minerals, Inc.
	(Corporate Seal )		(Corporate Seal )
Legal Rep.		Legal Rep.	Shunqing Zhang
Address	232, Fuxing Rd. Handan City	Address	88 Gengsheng Avenue Gongyi City
Signed by	/s/Rujun Liu	Signed by	/s/ Xianzhou Zhang
Telephone	310-6070538	Telephone	371-64059858